EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (File No. 333‑26157, File No. 333‑68682, File No. 333‑77501, File No. 333‑89420, File No. 333‑134554, File No. 333‑160197, File No. 333-174572, File No. 333-198320 and File No. 333-211558) of our report dated March 16, 2015, except for Note 23, as to which the date is October 7, 2016 relating to the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries included in the Annual Report on Form 10‑K for the year ended December 31, 2016.

/s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
March 13, 2017